SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 15, 2005

LINENS ’N THINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12381	22-3463939

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6 Brighton Road, Clifton, New Jersey		07015

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(973) 778-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

Modifications To Supplemental Executive Retirement Program

     In its Current Report on Form 8-K dated December 29, 2004, the Company reported the approval by the Board of Directors of Linens ’n Things, Inc. (the “Company”) and by the Compensation Committee of the Board of Directors of modifications to the Company’s supplemental executive retirement program.

     At a meeting of the Compensation Committee on June 15, 2005, following review, consideration and discussion of the applicable documents prior to and at the meeting, the Compensation Committee approved the final documentation for the modified supplemental executive retirement program including, and attached as Exhibits 10.1, 10.2 and 10.3 respectively, (i) Linens ’n Things, Inc. Supplemental Executive Retirement Plan as amended and restated effective as of January 1, 2005, (ii) Linens ’n Things, Inc. Defined Contribution Supplemental Executive Retirement Plan effective as of July 1, 2004 and (iii) Letter Agreement dated May 5, 2005 to the Employment Agreement dated as of October 11, 2000 as amended through November 29, 2004 between the Company and Norman Axelrod, Chairman and Chief Executive Officer (the “Executive”) in connection with changes related to such modified supplemental executive retirement program.

     Since 1999 the Company has had in effect a supplemental executive retirement program comprised of the Supplemental Executive Retirement Plan effective July 1, 1999 ("defined benefit SERP") and the Split Dollar Agreement dated December 20, 1999 ("Split Dollar Agreement"). At present the Executive is the sole participant, although one or more future participants could be added to the supplemental executive retirement program by future action of the Compensation Committee. The Split Dollar insurance program was intended to provide benefits in conjunction with benefits to be provided under the defined benefit SERP. However, as a result of the Sarbanes-Oxley Act of 2002, premium payments under the Split Dollar insurance policy have been prohibited since 2002 and therefore the Split Dollar insurance policy has been frozen, and no new premium payments have been made since the change in law in 2002.

     As reported in the Company’s Current Report on Form 8-K dated December 29, 2004, in December 2004 the Board of Directors and the Compensation Committee approved, as a result of this change in law, modifications to the defined benefit SERP and the addition of a new defined contribution supplemental executive retirement plan (“defined contribution SERP”). The final documentation for this program was approved by the Committee at its meeting on June 15, 2005. The supplemental retirement program is now comprised of the modified defined benefit SERP, the frozen Split Dollar Agreement and the new defined contribution SERP. The benefits payable under the modified program to the plan participant, to the extent they are to be paid from the defined contribution SERP and defined benefit SERP, provide for distribution in the form of a lump sum.

    The defined benefit SERP was amended, among other things, to:

     -     provide that the plan would be administered in accordance with new Section 409A of the Internal Revenue Code including provisions to change certain definitions to comply with new Section 409A, that any payments may be delayed for six months if necessary to comply with Section 409A, and that any deferral of commencement of benefits under the plan must be in accord with Section 409A (which generally requires the “redeferral” to be made at least 1 year prior to scheduled commencement, and that the deferral period be for at least 5 years);

    -     provide that the normal and only form of benefit is a lump sum distribution;

     -     eliminate forfeiture of SERP benefits in the event of employment or engagement by a competitor in the one year period following termination of employment or in the event of termination for cause; instead, forfeiture of all SERP benefits by the participant would occur in the event of the participant’s conviction (following all appeals) of an indictable criminal offense involving the business or operations of the Company including financial fraud, embezzlement or other similar crime, in each case materially damaging to the business or reputation of the Company, and the addition of a “clawback” requiring the participant to pay back any such SERP benefits in the event such a forfeiture event were to occur following payment of the SERP benefits; also added to the plan provisions is a non-competition covenant on the same terms as in the participant’s employment agreement;

    -     to provide that the plan may not be amended or terminated without the consent of the participant;

    -     modify the offset amounts set forth in the plan;

    -     provides partial year credit in the case of cessation of employment prior to the completion of less than a majority of the business days in a year; full year credit continues to apply if the cessation of employment is at or following completion of a majority of the business days in a year;

     -     provide that upon termination of employment without cause benefits will be immediately payable in the normal form of a lump sum even if prior to age 55;

     -     for purposes of determining Final Average Compensation, in the event that the participant’s employment terminates, during the course of a year, as a result of any of the events set forth in Section 11(e) of the participant’s employment agreement following a Change in Control, base salary for the participant for such year shall be annualized for the entire year and bonus for such year shall be equal to the target bonus for the participant as set forth in his employment agreement, and in the event that participant’s employment terminates, during the course of a year, for any other reason, base salary for such year shall be the pro rata salary and bonus shall be the bonus to which participant is otherwise entitled to for such year under the terms of his employment agreement; and

     -     provide for attorneys’ fees in the event of a claim for benefits by the participant not made in bad faith.

     The defined contribution SERP is the additional non-qualified “defined contribution” supplemental executive retirement plan added to the program due to the prohibition on premium payments under the Split Dollar Agreement under the Sarbanes-Oxley Act of 2002. The plan has the following characteristics:

     -     the participant has a vested interest in an account balance that is designed to deliver the benefits under this plan in order to meet the intended benefits;

     -     in connection with the plan, the Company has obtained a life insurance contract on the life of the participant which together with other identified policies are to be owned by the Company and all death proceeds are payable to the Company;

     -     under the plan, changes in a participant’s account will be made equal to investment results in excess of the premiums paid on the life insurance policies;

    -     the participant will at all times be a general unsecured creditor of the Company with respect to the benefits under the plan and will not have any right or interest in any specific assets of the Company, including the life insurance policies;

    -     normal retirement age is age 55;

    -     the normal and only form of benefit payable is in the form of a lump sum distribution and in the event of a termination of employment following a change in control, benefits in the form of a lump sum would be payable even if prior to age 55;

     -     payments may be delayed for six months if and only to the extent necessary to comply with Section 409A of the Code;

     -     the plan may not be amended if it would reduce or adversely affect the participant’s rights under the plan or under his or her employment agreement or following a change in control, without the consent of the participant;

     -     the addition of a forfeiture of the SERP benefits upon a conviction (following all appeals) of a indictable criminal offense related to the business or operations of the Company, on the same terms as in the defined benefit SERP, with a “clawback” in the event such a forfeiture event occurs following payment of the SERP benefits, on the same terms as in the defined benefit SERP; the addition of a non-competition covenant on the same terms as in the participant’s employment agreement; and

     -     provide for attorneys’ fees in the event of a claim for benefits by the participant not made in bad faith;

     Under the Executive’s Employment Agreement dated as of October 11, 2000 as amended through November 29, 2004 (“Employment Agreement”), the Company has at all times been required to maintain the defined benefit SERP and the Split Dollar Agreement, and the Company also agreed to satisfy all of its obligations to Executive under the defined benefit SERP and under the Split Dollar Agreement. In addition, under the Split Dollar Agreement the Company agreed to continue to make all premium payments under the Split Dollar Agreement on or before the due date of each premium payment for the applicable life insurance policies which are the subject of the Split Dollar Agreement.

     Section 8 of the Employment Agreement had acknowledged the prohibition imposed by the Sarbanes-Oxley Act of 2002 on the Company in making premium payments under the Split Dollar Agreement, beginning with the premium payment due after 2002, and also acknowledged that, as a result of such prohibition, the Company had been pursuing an alternate arrangement to provide equivalent economic value to the Executive reasonably acceptable to the parties, with the Company acknowledging its obligation to provide such equivalent economic value to the Executive.

     The Compensation Committee having approved the plan documents for the modified supplemental retirement program, as referred to above, also approved changes to the Executive’s Employment Agreement in connection with the above modified SERP program, including in connection with the SERP amounts payable on termination of employment. The prior Employment Agreement had provided for (a) 24 months (or 36 months following a change in control) of additional age and service credit for purposes of determining amounts payable under the defined benefit SERP and (b) a lump sum amount equal to the difference (on an actuarial basis) in amounts under the Split Dollar Agreement (or its alternate economic equivalent replacement program) had the required premium payments continued to have been made for the severance period. The revised Employment Agreement reflects the addition of the new defined contribution SERP and the amendments to the defined benefit SERP. In connection with a termination of employment without cause either before or following change in control (which includes a constructive termination or a voluntary termination in a sixty-day period beginning six months following a change in control), the Executive will continue to receive service credit (but not age credit) for the severance period, but would not receive a lump sum equivalent for the severance period under the defined contribution portions of the SERP program; by eliminating the age credit for the severance period, the offset amount under the defined benefit SERP (which increases as age increases) will be determined based on actual age at termination, not age at the end of the severance period, and the offset amount therefore does not increase over the severance period but is fixed at the termination date. As a result, no lump sum equivalent for the severance period under the defined contribution portion of the SERP program is required or provided.

Section 9	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits

10.1	Linens ’n Things, Inc. Supplemental Executive Retirement Plan as amended and restated effective as of January 1, 2005.

10.2	Linens ’n Things, Inc. Defined Contribution Supplemental Executive Retirement Plan
effective as of July 1, 2004.

10.3	Letter Agreement dated May 5, 2005 to the Employment Agreement dated as of
October 11, 2000 as amended through November 29, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINENS ’N THINGS, INC.

Dated: June 21, 2005	By:	/s/ Brian D. Silva

		Name:	Brian D. Silva
		Title:	Senior Vice President,
Human Resources, Administration and
Corporate Secretary

EXHIBIT INDEX

Exhibit No. Description

10.1	Linens ’n Things, Inc. Supplemental Executive Retirement Plan, as amended and restated
effective as of January 1, 2005.

10.2	Linens ’n Things, Inc. Defined Contribution Supplemental Executive Retirement Plan,
effective as of July 1, 2004.

10.3	Letter Agreement dated May 5, 2005 to the Employment Agreement dated as of October
11, 2000 as amended through November 29, 2004